EXHIBIT 18




                                                              November 15, 2001


CarrAmerica Realty Corporation
1700 Pennsylvania Avenue NW
Washington DC  20006

Attention:  Thomas A. Carr

         Re:  Registration of Shares

Ladies and Gentlemen:

         Pursuant to Section 2(a) of the Registration Rights Agreement, dated as of April 30, 1996, by and among Security Capital U.S. Realty ("US Realty"), Security Capital Holdings SA ("Holdings") and CarrAmerica, and to which Security Capital Group Incorporated (both as to itself and as successor to all the rights of USRealty and Holdings under the Strategic Alliance Agreement, "Security Capital") has become party as a result of the transactions between Security Capital, USRealty and Holdings and the consent granted by CarrAmerica pursuant to that certain letter agreement dated July 28, 2000 between CarrAmerica and Security Capital, Security Capital hereby requests that CarrAmerica promptly file a shelf registration statement on Form S-3 for the registration under the Securities Act of 1933 of 19,403,417 shares of Common Stock of CarrAmerica which are owned by Security Capital Office Business Trust, an indirectly owned subsidiary of Security Capital.

                                        Sincerely,

                                        SECURITY CAPITAL GROUP
                                        INCORPORATED

                                        /s/ C. Ronald Blankenship

                                        Vice Chairman


JAK/kh

cc:  J. Warren Gorrell
     Hogan & Hartson